WAIVER AGREEMENT

         Waiver Agreement (this "Agreement") dated as of May 9, 2001 by and between Netgateway, Inc., a Delaware corporation ("Netgateway") and King William, LLC, a Cayman Islands Limited Liability Company ("King William").

         Whereas the parties entered into (i) a Securities Purchase Agreement (the "Purchase Agreement") dated July 31, 2000 pursuant to which Netgateway issued to King William its 8% Convertible Debenture Due July 31, 2003 with an original principal amount of up to $4.5 million and an actual principal amount of $2.5 million (the "Debenture") and warrants (the "King William Warrants") pursuant to a Common Stock Purchase Warrant (the "King William Warrant Agreement") dated as of July 31, 2000 to acquire a total of 231,000 shares of the common stock, par value $.001 per share of Netgateway (the "Common Stock") and (ii) a Registration Rights Agreement dated July 31, 2000 (the "Debenture Registration Rights Agreement");

         Whereas the parties have entered into a Restructuring and Amendment Agreement (the "Restructuring Agreement") dated January 25, 2001. Terms used herein with initial capital letters and not defined herein shall have the meaning assigned to them in the Restructuring Agreement;

         Whereas, King William wishes to convert a portion of the Debenture into Common Stock; and

         Whereas, the parties wish to amend certain of the terms of the Restructuring Agreement and King William wishes to waive certain defaults thereunder.

         Now therefore, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows.

1. Conversion. On or about May 3, 2001, King William and Netgateway agreed that King William may convert $200,000 of the principal amount of the Debenture (the "Conversion Amount") into Common Stock of the Company. King William agreed to receive fewer shares pursuant to its conversion under the debenture and, as a result, King William received 800,000 shares of stock for its conversion of $200,000 of principal.

2. Payment Extension. The Conversion Amount shall be credited toward the payment of $250,000 due on February 28, 2001 and the balance of $50,000 plus interest accrued thereon to the date of payment shall be paid on April 10, 2002.

         The payment of $247,278.99 originally scheduled to be made on April 10, 2001 is rescheduled to, and shall be due on, January 10, 2002, in the amount of $244,557.98 plus interest accrued thereon to the date of payment.

         The payment of $247,278.99 originally scheduled to be made on May 10, 2001 is rescheduled to, and shall be due on, February 10, 2002, in such amount plus interest accrued thereon to the date of payment.

3. Waiver of Defaults. King William by agreeing to the rescheduling of the February, April and May 2001 payments, which were due pursuant to the restructuring agreement, hereby waives its right to make further conversions (other than the conversion provided for herein) based upon the Special Defaults occurring as a result of Netgateway's failure to make said timely payments. In addition, King William hereby agrees that said Special Defaults for failure to make said payments referred to in the previous sentence shall not result in the reinstatement of late filing penalties pursuant to section 5 of the Restructuring Agreement.

4. Affirmation of Agreement. Except as expressly set forth in this Amendment, the Restructuring Agreement remains unchanged and in full force and effect, and is ratified and affirmed in its entirety.

5. Release. Netgateway hereby releases King William and all of its direct and indirect partners, officers, directors, employees, affiliates(both persons and entities, agents, representatives, servants, trustees, beneficiaries, predecessors in interest, successors in interest, assigns, nominees and insurers from any and all claims it may have against King William arising out of the conduct of King William through the date of this Agreement with respect to the Purchase Agreement, the Equity Agreement and the transactions completed pursuant thereto. Netgateway, Inc. acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Netgateway hereby waives any and all rights and benefits that it now has or in the future may have under Section 1542 of the Civil Code (and under the comparable provisions of any other applicable law) and agrees and acknowledges that this Agreement contains a full and final release applying to unknown and unanticipated claims, injuries or damages arising out of the subject matter hereof, as well as to those now known or disclosed. Netgateway represents, warrants and covenants that it has not, and at the time this release becomes effective will not have, sold, assigned, transferred or otherwise conveyed to any other person or entity all or any portion of its rights, claims, demands, actions or causes of action herein released.

6. Miscellaneous. King William represents and warrants that it holds all right, title and interest in and to the entire principal amount of the Debenture and all of the King William Warrants. This Agreement shall be binding on all future holders of the Debenture and of the King William Warrants and a new debenture reflecting the terms of this Agreement shall be provided to King William in exchange for the current Debenture held by it. This Agreement shall be governed by and construed in accordance with the laws of the state of California.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Netgateway, Inc.                                     King William, L.L.C.



By: _____________________________           By: _____________________________

Name:                                                         Name:

Title:                                                        Title: